Exhibit 3.1

EXECUTION COPY

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY—DO NOT HIGHLIGHT	ABOVE SPACE

IS FOR OFFICE USE ONLY

Certificate of Designation For

Nevada Profit Corporations

(Pursuant to NRS 78.1955)

1.	Name of corporation:

Synthetic Biologics, Inc.

2.	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The undersigned, a duly authorized officer of Synthetic Biologics, Inc., a corporation organized and existing under the laws of the State of Nevada (the “Company”), in accordance with the Company’s Articles of Incorporation (the “Articles”) and the provisions of Sections 78.195 and 78.1955 of the Nevada Revised Statutes (the “NRS”), does hereby certify that the following resolution was duly approved and adopted by the Board of Directors of the Company (the “Board”):

See Exhibit A for the remainder of the resolution.

3.	Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4.	Signature: (required)

X /s/ Jeffrey Riley

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Designation

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EXHIBIT A

CERTIFICATE OF DESIGNATION

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

SYNTHETIC BIOLOGICS, INC.

PURSUANT TO SECTION 78.195 OF THE

NEVADA REVISED STATUTE

WHEREAS, the Board of Directors of Synthetic Biologics, Inc. (the “Corporation”) is authorized to provide for the issuance of the shares of preferred stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and the relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, of the shares of each such series; and

WHEREAS, the Board of Directors desires, pursuant to its authority as aforesaid, to designate a new series of preferred stock, set the number of shares constituting such series and fix the rights, preferences, privileges and restrictions of such series.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby designates a new series of preferred stock and the number of shares constituting such series and fixes the rights, preferences, powers and restrictions relating to such series as follows:

1. Designation and Number. The shares of such series shall be designated as the Series A Convertible Preferred Stock with par value $0.001 per share (the “Series A Convertible Preferred Stock”). The number of authorized shares initially constituting the Series A Convertible Preferred Stock shall be One Hundred Twenty Thousand (120,000).

2. Rank. The Series A Convertible Preferred shall rank senior to the Common Stock, and any other class or series of stock issued by the Corporation with respect to payment of dividends, the consummation of any redemption and upon liquidation, dissolution or winding up of the Corporation.

3. Dividends.

(a) From and after the Issue Date, cumulative dividends shall accrue on the Accreted Value of each share of Series A Convertible Preferred Stock at the Annual Rate. Dividends on each share of Series A Convertible Preferred Stock shall be cumulative, shall accrue daily from and after the Issue Date, shall be payable in cash and only when declared by the Board of Directors and if the Board of Directors of the Corporation elects not to declare and pay the dividends in any given quarter then such dividends shall compound on a quarterly basis on each Quarterly Dividend Date whether or not earned or declared, and whether or not there are earnings or profits, surplus or other funds or assets of the Corporation legally available for the payment of dividends. All such dividends not paid in cash shall compound and be added to the Accreted Value on each Quarterly Dividend Date, as provided in the definition of “Accreted Value” in Section 10 hereof. Holders of shares of Series A Convertible Preferred Stock shall be entitled to receive the dividends provided for in this Section 3(a) in preference to and in priority over any dividends upon the Common Stock or any other class or series of stock issued by the Corporation.

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(b) In the event that the Board of Directors shall declare a dividend or other distribution payable upon the then outstanding shares of Common Stock (other than a stock dividend on the Common Stock payable solely in the form of additional shares of Common Stock to the extent that the applicable anti-dilution adjustment under Section 6(e) below shall be made in connection therewith), the holders of the Series A Convertible Preferred Stock shall be entitled, in addition to any cumulative dividends to which the Series A Convertible Preferred Stock may be entitled under Section 3(a) above, to receive the amount of dividends per share of Series A Convertible Preferred Stock that would be payable on the number of shares of the Common Stock into which each share of such Series A Convertible Preferred Stock held by each holder could be converted pursuant to the provisions of Section 6 below (without regard as to whether sufficient shares of Common Stock are available out of the Corporation’s authorized but unissued stock for the purpose of effecting the conversion of the Series A Convertible Preferred Stock and without regard to any limitation on conversion in accordance with Section 6(i) below), such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend or other distribution. Any dividends or other distributions payable to the holders of the Series A Convertible Preferred Stock pursuant to this Section 3(b) shall be payable on the same payment date as the payment date for the dividend or other distribution on the Common Stock established by the Board of Directors.

(c) The Board of Directors may fix a record date for the determination of holders of shares of Common Stock or the Series A Convertible Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than 60 days and no less than 10 days prior to the date fixed for the payment thereof.

(d) Dividends shall be calculated on the basis of the time elapsed from but excluding the last preceding Quarterly Dividend Date (or the Issue Date in respect to the first dividend payable on September 30, 2017) to and including the Quarterly Dividend Date or any final distribution date relating to conversion or redemption or to a dissolution, liquidation or winding up of the Corporation. Dividends payable on the shares of the Series A Convertible Preferred for any period of less than a full calendar year shall be prorated for the partial year on the basis of a 365-day year.

4. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

(a) Payments to Holders of Series A Convertible Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (each, a “Liquidation Event”), the holders of shares of Series A Convertible Preferred Stock shall be entitled to be paid, with respect to each share of Series A Convertible Preferred Stock then outstanding held by the holder, out of the assets of the Corporation available for distribution to its stockholders, on a preferred basis prior and in preference to any distribution to the holders of any Common Stock or any other series or class of stock of the Corporation, an amount in cash per share of Series A Convertible Preferred Stock equal to the greater of (i)  the Accreted Value plus an amount equal to all accrued or declared and unpaid dividends on the Series A Convertible Preferred Stock that have not previously been added to the Accrued Value or (ii) such amount per share as would have been payable in respect of the shares of Common Stock into which such share of Series A Convertible Preferred Stock is then convertible, assuming all outstanding shares of Series A Convertible Preferred Stock were converted into Common Stock immediately prior to such Liquidation Event in accordance with Section 6 below (without regard as to whether sufficient shares of Common Stock are available out of the Corporation’s authorized but unissued stock for the purpose of effecting the conversion of the Series A Convertible Preferred Stock and without regard to any limitation on conversion in accordance with Section 6(i) below) (the amount payable pursuant to this sentence is hereinafter referred to as the “Liquidation Value”). If upon any such Liquidation Event, the assets of the Corporation available for distribution to the Corporation’s stockholders shall be insufficient to pay the holders of shares of the Series A Convertible Preferred Stock the full amount to which they shall be entitled pursuant to the preceding sentence of this Section 4(a), the holders of shares of Series A Convertible Preferred Stock shall share ratably in any distribution of the assets available for distribution and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of such shares of Series A Convertible Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. After full payment of the Liquidation Value as set forth above, the shares of Series A Convertible Preferred Stock shall no longer be deemed to be outstanding and the holders thereof shall have no further rights as holders of Series A Convertible Preferred Stock.

(b) Payments to Holders of Common Stock. In the event of any Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series A Convertible Preferred Stock, the remaining assets and funds of the Corporation available for distribution to its stockholders shall be distributed among the holders of securities junior to the Series A Convertible Preferred Stock in accordance with their respective priorities.

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5. Voting. Except as otherwise provided in this Section 5 or as otherwise required by law, the Series A Convertible Preferred Stock shall have no voting rights. However, as long as any shares of Series A Convertible Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Required Holders, (i) alter or change adversely the powers, preferences or rights given to the Series A Convertible Preferred Stock or alter or amend this Certificate of Designation; (ii) amend its Articles of Incorporation or bylaws in any manner that adversely affects any powers, preferences or rights of the Series A Convertible Preferred Stock; (iii) authorize or create any series or class of stock ranking as to redemption, distribution of assets upon a Liquidation Event or dividends senior to, or otherwise pari passu with, the Series A Convertible Preferred Stock; (iv) declare or make any dividends other than dividend payments on the Series A Convertible Preferred Stock or other distributions payable solely in Common Stock; (v) authorize any increase in the number of shares of Series A Convertible Preferred Stock or issue any additional shares of Series A Convertible Preferred Stock or (vi) enter into any agreement with respect to any of the foregoing.

6. Conversion. The holders of the Series A Convertible Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Series A Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the sum of the Accreted Value plus an amount equal to all accrued or declared and unpaid dividends on the Series A Convertible Preferred Stock that have not previously been added to the Accreted Value by (ii) the Conversion Price (as defined below) in effect at the time of conversion. The “Conversion Price” shall initially be equal to $0.54 per share and shall be subject to adjustment as provided in Sections 6(d)-(g) below.

In the event of a notice of redemption of any shares of Series A Convertible Preferred Stock pursuant to Section 7 or 8 hereof, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the date fixed for redemption, unless the redemption price is not paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. Upon delivery to the Corporation of a Notice of Conversion (as defined below) and unless the Notice of Conversion is revoked or rescinded, the Corporation’s right of redemption pursuant to Section 8 hereof shall terminate with respect to the number of shares of Series A Convertible Preferred Stock identified for conversion in such Notice of Conversion.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Convertible Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock, which shall be the last reported closing sale price of a share of Common Stock on the Conversion Date if the Common Stock is then listed and trading on a Trading Market or, if the Common Stock is not then so listed and trading, as determined in good faith by the Board of Directors. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Convertible Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(c) Mechanics of Conversion.

(i) Holders of Series A Convertible Preferred Stock shall effect conversions by providing the Corporation with a written notice of conversion (a “Notice of Conversion”) on the Trading Day on which such holder wishes to effect such conversion (the “Conversion Date”). Each Notice of Conversion shall specify the number of shares of Series A Convertible Preferred Stock to be converted, the applicable Conversion Price and the number of shares of Common Stock to be issued. The shares of Common Stock shall be deemed to have been issued, and the holder or any other person so designated to be deemed to have become a holder of record of such shares for all purposes, as of the date of delivery to the Corporation of the Notice of Conversion. To effect conversions of shares of Series A Convertible Preferred Stock, a holder shall not be required to surrender the certificate(s) representing the shares of Series A Convertible Preferred Stock to the Corporation unless all of the shares of Series A Convertible Preferred Stock represented thereby are so converted, in which case such holder shall deliver the certificate representing such shares of Series A Convertible Preferred Stock promptly following the Conversion Date at issue. Conversions of less than the total amount of shares of Series A Convertible Preferred Stock represented by a certificate held by the holder will have the effect of lowering the outstanding number of Series A Convertible Preferred Stock held by such holder by an amount equal to the number so converted, as if the original stock certificate(s) were cancelled and one or more new stock certificates evidencing the new number of shares of Series A Convertible Preferred Stock were issued; provided, however, that in such cases the holder may request that the Corporation deliver to the holder a certificate representing such non-converted shares of Series A Convertible Preferred Stock; provided, further, that the failure of the Corporation to deliver such new certificate shall not affect the rights of the holder to submit a further Notice of Conversion with respect to such Series A Convertible Preferred Stock and, in any such case, the holder shall be deemed to have submitted the original of such new certificate at the time that it submits such further Notice of Conversion. In the case of a dispute between the Corporation and a holder as to the calculation of the Conversion Price, the total number of shares of Series A Convertible Preferred Stock outstanding or the number of shares of Common Stock issuable upon a conversion, the Corporation shall issue to such holder the number of shares of Common Stock that are not disputed within the time periods specified below and shall submit the disputed calculations to a certified public accounting firm of national reputation within two (2) Trading Days following the Corporation’s receipt of such holder’s Notice of Conversion. The Corporation shall cause such accountant to calculate the Conversion Price, the total number of shares of Series A Convertible Preferred Stock outstanding or the number of shares of Common Stock issuable upon conversion as provided herein and to notify the Corporation and such holder of the results in writing no later than two (2) Trading Days following the day on which such accountant received the disputed calculations (the “Dispute Procedure”). Such accountant’s calculation shall be deemed conclusive absent manifest error. The fees of any such accountant shall be borne by the party whose calculations were most at variance with those of such accountant.

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(ii) Not later than three (3) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting holder the number of shares of Common Stock being acquired upon the conversion of the Series A Convertible Preferred Stock. If, in the case of any Notice of Conversion, such shares of Common Stock are not delivered to or as directed by the applicable holder by the Share Delivery Date, the holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such shares of Common Stock, to rescind such conversion, in which event the Corporation shall promptly return to the holder any original Series A Convertible Preferred Stock certificate delivered to the Corporation and the holder shall promptly return to the Corporation the shares of Common Stock issued to such holder pursuant to the rescinded Notice of Conversion.

(iii) The Corporation shall at all times when the Series A Convertible Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, free from preemptive rights, for the purpose of effecting the conversion of the Series A Convertible Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Convertible Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Articles of Incorporation. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock, the Corporation shall take commercially reasonable efforts to effect any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price, as applicable.

(iv) All shares of Series A Convertible Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date at the time of conversion, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion and payment of any dividends declared but unpaid on the Series A Convertible Preferred Stock. Any shares of Series A Convertible Preferred Stock so converted shall be retired and canceled and return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board of Directors pursuant to the provisions of the Articles of Incorporation.

(v) The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Convertible Preferred Stock pursuant to this Section 6. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Convertible Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

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(d) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time on or after the Issue Date effect a subdivision of the outstanding shares of Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of Series A Convertible Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time on or after the Issue Date combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of Series A Convertible Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(e) Adjustment for Certain Dividends and Distributions. If the Corporation at any time or from time to time on or after the Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction,

(1)       the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)       the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend shall not be fully paid or if such distribution shall not be fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 6(e) as of the time of actual payment of such dividends or distributions; provided further, however, that no such adjustment shall be made if the holders of Series A Convertible Preferred Stock simultaneously receive a dividend or other distribution of shares of Series A Convertible Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(f) Adjustment for Reclassification, Exchange or Substitution. If, at any time on or after the Issue Date, the Common Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), the holders of the Series A Convertible Preferred Stock shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, as would be received by holders of the number of shares of Common Stock into which such shares of the Series A Convertible Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change.

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(g) Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation at any time on or after the Issue Date other than a transaction covered by paragraphs (d)(e)or (f) of this Section 6 (each, a “Transaction”), then following such Transaction, each share of Series A Convertible Preferred Stock shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of such share immediately prior to such Transaction would have been entitled upon consummation of such Transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 6(g) with respect to the rights and interest thereafter of the holders of Series A Convertible Preferred Stock, to the end that the provisions set forth in this Section 6(g) (including provisions with respect to changes in and other adjustments of the Conversion Price applicable to such series) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter issuable upon the conversion of the Series A Convertible Preferred Stock. Notwithstanding anything contained herein to the contrary, the Corporation will not effect any Transaction unless, prior to the consummation thereof, the surviving person, if other than the Corporation, shall agree to assume the obligation to deliver to the holders of Series A Convertible Preferred Stock such shares of stock or other securities or property to which, in accordance with the foregoing provisions, such holders are entitled.

(h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Convertible Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Convertible Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Convertible Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A Convertible Preferred Stock.

(i) Beneficial Ownership Limitation. Notwithstanding anything to the contrary contained herein, no holder of Series A Convertible Preferred Stock shall be entitled to receive shares of Common Stock or other securities of the Corporation (together with Common Stock, “Equity Interests”) upon conversion of Series A Convertible Preferred Stock to the extent (but only to the extent) that such exercise or receipt would cause such holder’s Holder Group to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act of a number of Equity Interests of a class that is registered under the Exchange Act which exceeds the Maximum Percentage (as defined below) of the Equity Interests of such class that are outstanding at such time. This limitation on beneficial ownership (a) may be increased, decreased or terminated with respect to any holder of Series A Convertible Preferred Stock, in such holder’s sole discretion, upon 61 days’ written notice to the Corporation by such holder, provided, however, that in no event shall any such holder increase the Maximum Percentage to a percentage in excess of 19.99% unless (x) the Corporation obtains the approval of its stockholders as required by the applicable rules of the relevant Trading Market for issuances of shares of Common Stock in excess of such amount or (y) the Corporation is not subject to rules of the relevant Trading Market limiting issuances of shares of Common Stock in excess of such amount, and (b) shall terminate automatically on the date that a notice of redemption is delivered to such holder. Any purported delivery of Equity Interests in connection with the conversion of Series A Convertible Preferred Stock prior to the termination of this restriction in accordance herewith shall be void and have no effect to the extent (but only to the extent) that such delivery would result in a Holder Group becoming the beneficial owner of more than the Maximum Percentage of the Equity Interests of a class that is registered under the Exchange Act that is outstanding at such time. If any delivery of Equity Interests owed to a holder following a conversion of Series A Convertible Preferred Stock is not made, in whole or in part, as a result of this limitation, the Corporation’s obligation to make such delivery shall not be extinguished and the Corporation shall deliver such Equity Interests as promptly as practicable after such holder gives notice to the Corporation that such delivery would not result in such limitation being triggered or upon termination of the restriction in accordance with the terms hereof. For purposes of this Section 6(i), (i) unless modified by a holder pursuant to the second sentence of this Section 6(i), the term “Maximum Percentage” shall mean 4.99%; provided, that if at any time after the date hereof such holder’s Holder Group beneficially owns in excess of 4.99% of any class of Equity Interests in the Corporation that is registered under the Exchange Act (excluding any Equity Interests deemed beneficially owned by virtue of the Series A Convertible Preferred Stock and any warrant exercisable for Common Stock), then the Maximum Percentage shall automatically increase to 9.99% so long as such Holder Group owns in excess of 4.99% of such class of Equity Interests (and shall, for the avoidance of doubt, automatically decrease to 4.99% upon such Holder Group ceasing to own in excess of 4.99% of such class of Equity Interests); and (ii) the term “Holder Group” shall mean, with respect to each holder of Series A Convertible Preferred Stock, such holder plus any other Person with which such holder is considered to be part of a group under Section 13 of the Exchange Act or with which such holder otherwise files reports under Sections 13 and/or 16 of the Exchange Act. In determining the number of Equity Interests of a particular class outstanding at any point in time, a holder may rely on the number of outstanding Equity Interests of such class as reflected in (x) the Corporation’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, as the case may be, (y) a more recent public announcement by the Corporation or (z) a more recent notice by the Corporation or its transfer agent to such holder setting forth the number of Equity Interests of such class then outstanding. For any reason at any time, upon written or oral request of a holder, the Corporation shall, within two days of such request, confirm orally and in writing to such holder the number of Equity Interests of any class then outstanding. The provisions of this Section 6(i) shall be construed, corrected and implemented in a manner so as to effectuate the intended beneficial ownership limitation herein contained.

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(j) Antitrust Notification. If any holder of Series A Convertible Preferred Stock determines, in its sole judgment upon the advice of counsel, that a conversion of any Series A Convertible Preferred Stock pursuant to the terms hereof would be subject to the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Corporation shall file, within seven days after receiving notice from such holder of the applicability of the HSR Act and a request to so file, with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form and any supplemental information required to be filed by it pursuant to the HSR Act in connection with the conversion of Series A Convertible Preferred Stock. Any such notification and report form and supplemental information will be in full compliance with the requirements of the HSR Act. The Corporation will furnish to such holder promptly (but in no event more than five days) such information and assistance as such holder may reasonably request in connection with the preparation of any filing or submission required to be filed by such holder under the HSR Act. The Corporation shall respond promptly after receiving any inquiries or requests for additional information from the FTC or the DOJ (and in no event more than three days after receipt of such inquiry or request). The Corporation shall keep such holder apprised periodically and at such holder’s request of the status of any communications with, and any inquiries or requests for additional information from, the FTC or the DOJ. The Corporation shall bear all filing or other fees required to be paid by the Corporation and such holder (or the “ultimate parent entity” of such holder, if any) under the HSR Act or any other applicable law in connection with such filings and all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Corporation and such holder in connection with the preparation of such filings and responses to inquiries or requests. In the event that this Section 6(j) is applicable to any conversion of any Series A Convertible Preferred Stock, the receipt by the holder of the Common Stock subject to such exercise shall be subject to the expiration or earlier termination of the waiting period under the HSR Act (with the conversion date being deemed to be the date immediately following the date of such expiration or early termination).

7. Redemption Upon Change of Control.

(a) Redemption Right and Price. Subject to Section 7(d), upon the occurrence of a Change of Control, each holder of Series A Convertible Preferred Stock shall have the right to require the Corporation to redeem any or all of such holder’s Series A Convertible Preferred Stock, for cash, at a redemption price per share of Series A Convertible Preferred Stock equal to the Change of Control Price.

(b) Initial Change of Control Notice. On or before the tenth (10th)  business day prior to the date on which the Corporation anticipates consummating a Change of Control (or, if later, promptly after the Corporation discovers that a Change of Control may occur), a written notice (a “Change of Control Notice”) shall be sent by or on behalf of the Corporation to each holder of Series A Convertible Preferred Stock as they appear in the records of the Corporation at the address for such holder last shown on the records of the transfer agent therefor (or the records of the Corporation, if it serves as its own transfer agent), which notice shall contain the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed). The Change of Control Notice shall include (i) a description of the material terms and conditions of the Change of Control, (ii) the date on which the Change of Control is anticipated to be consummated, (iii) the Change of Control redemption price and the calculation thereof, and (iv) the instructions a holder must follow to receive payment.

(c) Exercise of Redemption Right.

Any holder of Series A Convertible Preferred Stock may exercise the holder’s redemption right under Section 7(a) by delivering to the Corporation at its principal office a written notice stating the holder’s intention to exercise the holder’s redemption right and the number of the holder’s shares of Series A Convertible Preferred Stock to be redeemed. The Corporation shall be obligated to redeem the total number of shares of Series A Convertible Preferred Stock specified in the holder’s redemption notice on or before the thirtieth (30th) business day following the Corporation’s receipt of the redemption request by payment of the Change of Control Price as specified in the Corporation’s Change of Control Notice. Any exercise notice delivered by a holder of Series A Convertible Preferred Stock pursuant to this Section 7(c) shall be revocable by such holder at any time prior to the payment to such holder of the Change of Control Price.

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(d) Insufficient Funds. If the funds of the Corporation legally available for redemption by the holder of the Series A Convertible Preferred Stock pursuant to Section 7(a) on any redemption date are insufficient to redeem all shares of the Series A Convertible Preferred Stock being redeemed by the Corporation on such date, those funds which are legally available will be used first to redeem, on a pro rata basis from the holders thereof based on the number of shares of Series A Convertible Preferred Stock then held, the maximum possible number of shares of the Series A Convertible Preferred Stock being redeemed in accordance with the aggregate redemption proceeds payable with respect to the shares of Series A Convertible Preferred Stock to be redeemed. At any time thereafter when additional funds of the Corporation become legally available for the redemption of the Series A Convertible Preferred Stock, such funds will be used to redeem the balance of the shares of Series A Convertible Preferred Stock which the Corporation was theretofore obligated to redeem as provided in the immediately preceding sentence. Any shares of Series A Convertible Preferred Stock which are not redeemed as a result of the circumstances described in this Section 7(d) shall remain outstanding until such shares shall have been redeemed and the redemption price therefor, as applicable, shall have been paid or set aside by the Corporation, separate and apart from its other funds in trust for the pro rata benefit of the holders of the shares Series A Convertible Preferred Stock to be redeemed, so as to be, and to continue to be available therefor.

(e) Change of Control Agreements. The Corporation shall not enter into any agreement for a transaction constituting a Change of Control unless (i) such agreement provides for or does not interfere with or prevent (as applicable) the payment in full of the amounts owed pursuant to this Section 7, and (ii) the acquiring or surviving Person in such Change of Control represents or covenants, in form and substance reasonably satisfactory to the Board of Directors of the Corporation acting in good faith, that at the closing of such Change of Control, to the effect that such Person shall have sufficient funds (which may include, without limitation, cash and cash equivalents on the Corporation’s balance sheet, the proceeds of any debt or equity financing, available lines of credit or uncalled capital commitments) to consummate such Change of Control and the payment of the Change of Control payments in respect of the outstanding shares of Series A Convertible Preferred Stock.

(f) Restrictions on Other Payments. After the receipt by the Corporation of a redemption request pursuant to Section 7(c), unless and until the full redemption price for the shares of Series A Convertible Preferred Stock to be redeemed on any redemption date has been paid to the holders requesting such redemption, (i) no dividends shall be paid or declared or set aside for payment or other distribution upon any capital stock of the Corporation and (ii) no shares of capital stock of the Corporation other than Series A Convertible Preferred Stock shall be redeemed, retired, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any such shares) by the Corporation or any subsidiary (except by conversion into or exchange for shares of Common Stock for which adjustment may be made pursuant to Section 6 above).

(g) Conversion Prior to Redemption. At any time after delivering a request for redemption pursuant to this Section 7 and prior to receipt of the redemption price therefor, such holder shall be permitted to convert any or all of its Series A Convertible Preferred Stock, including any shares subject to a redemption notice, in the manner contemplated by Section 6 and the Corporation shall have no obligation to make a redemption payment with respect to any Series A Convertible Preferred Stock so converted.

(h) Rights Terminated. Upon payment to a holder of Series A Convertible Preferred Stock of an amount in cash equal to the redemption price for the shares of Series A Convertible Preferred Stock being redeemed on any redemption date, each holder of Series A Convertible Preferred Stock will cease to have any rights as a stockholder of the Corporation by reason of the ownership of such redeemed shares of Series A Convertible Preferred Stock (except for the right to receive the redemption price therefor upon the surrender of the certificate or certificates representing the redeemed shares if such certificate or certificates have not been surrendered), and such redeemed shares of Series A Convertible Preferred Stock will not from and after the date of payment in full of the redemption price therefor be deemed to be outstanding.

(i) Partial Redemption. In case any certificate for shares of Series A Convertible Preferred Stock shall be surrendered for partial redemption, the Corporation shall execute and deliver to or upon the written order of the holder of the certificate so surrendered a new certificate for the shares of Series A Convertible Preferred Stock not redeemed.

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(j) Effect of Redemption. Effective immediately prior to the close of business on the redemption date for any shares of Series A Convertible Preferred Stock redeemed pursuant to this Section 7, dividends shall no longer accrue or be declared on any such shares of Series A Convertible Preferred Stock, and such shares of Series A Convertible Preferred Stock shall cease to be outstanding.

(k) Status of Redeemed Shares. Shares of Series A Convertible Preferred Stock redeemed in accordance with this Section 7, shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board of Directors pursuant to the provisions of the Articles of Incorporation.

8. Optional Redemption by the Corporation.

(a) Redemption Right and Price. On or at any time after (i) the VWAP for at least twenty (20) Trading Days in any thirty (30) Trading Day period is greater than $2.00, subject to adjustment in the case of stock split, stock dividends or the like the Corporation shall have the right to redeem, in whole or in part, on a pro rata basis from all holders thereof based on the number of shares of Series A Convertible Preferred Stock then held, the outstanding Series A Convertible Preferred Stock, for cash, at a redemption price per share of Series A Convertible Preferred Stock of $225.00 subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Convertible Preferred Stock, or (ii) the five year anniversary of the Issue Date, the Corporation shall have the right to redeem, in whole or in part, on a pro rata basis from all holders thereof based on the number of shares of Series A Convertible Preferred Stock then held, the outstanding Series A Convertible Preferred Stock, for cash, at a redemption price per share equal to the Liquidation Value.

(b) Exercise of Redemption Right. The Corporation may exercise its redemption right under this Section 8 by delivering to the applicable holder as they appear in the records of the Corporation at the address for such holder last shown on the records of the transfer agent therefor (or the records of the Corporation, if it serves as its own transfer agent) an irrevocable written notice stating the Corporation’s intention to exercise its redemption right, the number of the holder’s shares of Series A Convertible Preferred Stock to be redeemed and the time of such redemption, which shall not be sooner than six (6) months after the delivery of such notice.

(c) Notice of Redemption. The Corporation shall provide notice of any redemption requested by the Corporation under Section 8(a), specifying the time and place of redemption and the redemption price, by first class or registered mail, postage prepaid, return receipt requested, to each holder of record of Series A Convertible Preferred Stock at the address for such holder last shown on the records of the transfer agent therefor (or the records of the Corporation, if it serves as its own transfer agent), not less than six (6) months prior to each redemption date.

(d) Rights Terminated. Upon payment to a holder of Series A Convertible Preferred Stock of an amount in cash equal to the redemption price for the shares of Series A Convertible Preferred Stock being redeemed on any redemption date, each holder of Series A Convertible Preferred Stock will cease to have any rights as a stockholder of the Corporation by reason of the ownership of such redeemed shares of Series A Convertible Preferred Stock (except for the right to receive the redemption price therefor upon the surrender of the certificate or certificates representing the redeemed shares if such certificate or certificates have not been surrendered), and such redeemed shares of Series A Convertible Preferred Stock will not from and after the date of payment in full of the redemption price therefor be deemed to be outstanding.

(e) Conversion Prior to Redemption. At any time after the receipt by a holder of a notice of redemption from the Corporation pursuant to Section 8(c) and prior to receipt of the redemption price therefor, such holder shall be permitted to convert any or all of its Series A Convertible Preferred Stock, including any shares subject to a redemption notice, in the manner contemplated by Section 6.

(f) Effect of Redemption. Effective immediately prior to the close of business on the redemption date for any shares of Series A Convertible Preferred Stock redeemed pursuant to this Section 8, dividends shall no longer accrue or be declared on any such shares of Series A Convertible Preferred Stock, and such shares of Series A Convertible Preferred Stock shall cease to be outstanding.

(g) Status of Redeemed Shares. Shares of Series A Convertible Preferred Stock redeemed in accordance with this Section 8, shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board of Directors pursuant to the provisions of the Articles of Incorporation.

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9. Impairment. The Corporation shall not amend the Articles of Incorporation or bylaws or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times act in good faith in carrying out all such action as may he reasonably necessary or appropriate in order to protect the conversion rights of the holders of Series A Convertible Preferred Stock against dilution or other impairment, as set forth herein.

10. Definitions. The following terms shall have the following respective meanings:

“Accreted Value” means, with respect to each share of Series A Convertible Preferred Stock, the sum, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Convertible Preferred Stock, of (i) the Original Purchase Price plus (ii) on each Quarterly Dividend Date, an additional amount equal to the dollar value of any dividends on a share of Convertible Preferred Stock which have accrued on any dividend payment date and have not been declared and paid in cash or previously added to such Accreted Value.

“Annual Rate” means 2.0% per annum

“Change of Control” means the occurrence of one of the following:

(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority of the capital stock having the right to vote generally in the election of directors of the Board of Directors of the Corporation (the “Voting Stock”), other than as a result of a transaction in which (i) the holders of securities that represented 100% of the Voting Stock of the Corporation immediately prior to such transaction are substantially the same as the holders of securities that represent a majority of the Voting Stock of the surviving Person immediately after such transaction and (ii) the holders of securities that represented 100% of the Voting Stock of the Corporation immediately prior to such transaction own directly or indirectly Voting Stock of the surviving Person in substantially the same proportion to each other as immediately prior to such transaction; or

(b)    the merger or consolidation of the Corporation with or into another Person or the merger of another Person with or into the Corporation, or the sale or other disposition of all or substantially all the assets of the Corporation (determined on a consolidated basis) to another Person in one or a series of transactions, other than a transaction following which (i) in the case of a merger or consolidation transaction, (x) holders of securities that represented 100% of the Voting Stock of the Corporation immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (y) the holders of securities that represented 100% of the Voting Stock of the Corporation immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly Voting Stock of the surviving Person in substantially the same proportion to each other as immediately prior to such transaction, and (ii) in the case of a sale of all or substantially all of the assets of the Corporation, other than to a wholly owned subsidiary or a Person that becomes a wholly owned subsidiary of the Corporation.

“Change of Control Price” means the greater of (x) the Accreted Value and (y) the amount that would be payable in the Change of Control in respect of Common Stock issuable upon conversion of such share of Series A Convertible Preferred Stock if all outstanding shares of Series A Convertible Preferred Stock were converted into Common Stock immediately prior to the Change of Control in accordance with Section 6 hereof without regard to any limitation on conversion in accordance with Section 6(i).

“Common Stock” means the common stock, par value $0.001 per share, of the Corporation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Issue Date” means, with respect to each share of the Series A Convertible Preferred Stock, the date on which such share of Series A Convertible Preferred Stock was issued.

“Original Purchase Price” means $100.00 per share of Series A Convertible Preferred Stock.

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“Person” means, without limitation, an individual, a partnership, a corporation, an association, a joint stock corporation, a limited liability Corporation, a trust, a joint venture, an unincorporated organization and a governmental authority.

“Quarterly Dividend Date” shall mean March 31, June 30, September 30 and December 31 of each year.

“Required Holders” means holders of a majority of the then outstanding shares of Series A Convertible Preferred Stock.

“Trading Day” means (a) any day on which the Common Stock is listed or quoted and traded on its primary Trading Market or (b) if the Common Stock is not then listed or quoted and traded on any Trading Market, then a day on which trading occurs on the NYSE AMERICAN LLC (or any successor thereto).

“Trading Market” means the following market(s) or exchange(s) on which the Common Stock is listed or quoted for trading on the date in question (as applicable): the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the NYSE AMERICAN LLC or any successor markets thereto.

“VWAP” on any Trading Day means the per share volume-weighted average price of the Common Stock as reported by Bloomberg, L.P. (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day. VWAP shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours. If VWAP cannot be calculated on such date on any of the foregoing bases, the VWAP on such date shall be the fair market value of the Common Stock as determined in good faith by the Board of Directors.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, this Certificate of Designation has been signed on behalf of the Corporation by its President and Chief Executive Officer as of September 11, 2017.

SYNTHETIC BIOLOGICS, INC.

By:	/s/ Jeffrey Riley
Name:	Jeffrey Riley
Title:	President, Chief Executive Officer

[Convertible Preferred Stock Certificate of Designation]

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